Exhibit 4.9

“Società per Azioni” registered in the National Register of Banks
Parent Company of “GRUPPO INTESA” included in the National Register of Banking Groups
Registered office in Milano, Piazza Paolo Ferrari, 10 - Share capital 3,613,001,195.96 euro, fully paid-in
Fiscal code and Milano Company Register: 00799960158 - VAT code: 10810700152 - ABI code 3069-2
Member of the National Interbank Deposit Guarantee Fund and the National Guarantee Fund

Pursuant to U.S. legal and regulatory requirements, please note the following:

The Banca Intesa securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Banca Intesa securities will be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act. The merger described herein relates to the securities of two foreign (non-U.S.) companies and is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Banca Intesa and Sanpaolo IMI are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that Banca Intesa may purchase securities of Sanpaolo IMI otherwise than in the merger, such as in open market or privately negotiated purchases. You should be aware that Sanpaolo IMI may purchase securities of Banca Intesa otherwise than in the merger, such as in open market or privately negotiated purchases.

COMMUNICATION PURSUANT TO ART. 131
OF CONSOB REGULATION NO. 11971/99
AND SUBSEQUENT AMENDMENTS

Please note that on 22nd December 2006 the parties to the Shareholders’ Agreement of Banca Intesa S.p.A. - stipulated on 3rd May 2005 - signed a deed to dissolve the aforementioned Agreement by mutual consent as of 1st January 2007, the date the merger by incorporation of Sanpaolo IMI S.p.A. with and into Banca Intesa S.p.A. comes into legal effect.

Milano, 30th December 2006